vesta Message Channels Spirit Respect Integrity Passion Sustainability Committed

VESTA'S CODE OF ETHICS AND BUSINESS CONDUCT

Building Together for a Better Future.

vesta Message Channels Spirit Respect Integrity Passion Sustainability Committed

Message from our Chief Executive Officer

Vesta Team:

Our organization's purpose — to innovate Mexico's industrial platform — is built on the trust and confidence that our clients, suppliers, investors and communities have in us. Good decisions and ethical choices help build this trust and confidence between us and our stakeholders. In fact, no one at Vesta is free to compromise our reputation or our integrity, so this Code of Ethics and Business Conduct ("Our Code") — which helps guide our decisions and ethical choices — applies to every one of us, no matter what our role is.

Since our inception, we have been committed to our ethical culture. Our values have sustained us in the face of local, global and environmental changes. These changes call us to be more creative, resilient and empathetic. They also give us the opportunity to reaffirm our strong commitment to our communities, our country and our world. Our ethical culture is the founding principle that guides our business conduct.

Now more than ever, we must behave sustainably, proactively and responsibly. This is especially true considering our love for building a better Mexico and our support of Environmental, Social and Governance (ESG) principles, whereby we strive to become a benchmark in ESG through our innovations and contributions.

We have an enthusiastic conviction to help transform our world for the better, and we invite you to bear that in mind as you read our Code, so that we each apply Vesta's values in our daily work and transform Mexico's industrial platform.

Thank you for your commitment to leading Vesta the right way and building together for a better future.



Lorenzo Dominique Berho
Chief Executive Officer

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vesta Message Channels Spirit Respect Integrity Passion Sustainability Committed

Our communication channels

You may write to contacto+vesta@eticaintegral.com to share a complaint, idea, question, suggestion or comment. We also have a confidential Speak Up Hotline, available anytime around the world at:

www.speakupvesta.com.mx

vesta Message Channels Spirit Respect Integrity Passion Sustainability Committed

Who are we? | What is our purpose? | What is our guiding principle? | What are our values? | How do we practice our values? | Vesta's ten commitments



Vesta Spirit.

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Message Channels Spirit Respect Integrity Passion Sustainability Committed
Who are we? | What is our purpose? | What is our guiding principle? | What are our values? | How do we practice our values? | Vesta's ten commitments

Who are we?

Corporación Inmobiliaria Vesta, S.A.B. de C.V. (Vesta) is a holding company of Mexican corporations that make up the Vesta economic group. We purchase, sell and lease real property, primarily industrial buildings and distribution centers in Mexico.

Our Code expresses our ethical commitment. It forms the development blocks necessary for guiding everyone who works for or with us in any capacity. members of the Board and third parties representing Vesta, including consultants and contractors.

Our Code can't cover every possible scenario. If you have questions or concerns about your behavior or business conduct, please seek assistance from your manager or another Vesta resource. Whenever you have an ethical dilemma, please speak up and use our communication channels. We will support those who share their concerns. Vesta does not tolerate any retaliation against those who report misconduct in good faith.



What does good faith mean?

Reporting misconduct in good faith means that it is done truthfully with the belief that the misconduct actually occurred. The report may turn out to be incorrect, but so long as it is made honestly, it's in good faith.

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Message Channels Spirit Respect Integrity Passion Sustainability Committed
Who are we? | What is our purpose? | What is our guiding principle? | What are our values? | How do we practice our values? | Vesta's ten commitments

What is our purpose?

We believe that our purpose is to contribute the best and most modern industrial portfolio attracting the highest quality investors to our country. We aim to add value in each strategic market in Mexico, thereby enhancing the lives of the people within them.

To innovate Mexico's industrial platform.

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Message Channels Spirit Respect Integrity Passion Sustainability Committed
Who are we? | What is our purpose? | What is our guiding principle? | What are our values? | How do we practice our values? | Vesta's ten commitments



What is our guiding principle?

LOVE FOR MEXICO

We are building a better Mexico, and we advance its progress in every one of our actions.

We are committed to upholding the highest standards to establish our Mexican company as a global reference. We ensure that each of our daily actions and significant decisions contribute to building a country that serves as a valued legacy for our children. Whenever we speak about Mexico, we focus on solutions and positive traits; we don't talk about problems without highlighting the solutions.

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Message Channels Spirit Respect Integrity Passion Sustainability Committed
Who are we? | What is our purpose? | What is our guiding principle? | What are our values? | How do we practice our values? | Vesta's ten commitments

What are our values?

Integrity

We are upright, honest people, and we strive to always do the right thing.

Sustainability

We work for change with commitment and a long-term vision, thinking about our legacy for future generations.

Passion

We are passionate about what we do and faithful to what we believe in.

Respect

Our stakeholders inspire us to accept differences, build agreements, respect the environment and communicate in ways that safeguard information.

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vesta Message Channels Spirit Respect Integrity Passion Sustainability Committed
Who are we? | What is our purpose? | What is our guiding principle? | What are our values? | How do we practice our values? | Vesta's ten commitments

How do we practice our values?

We believe that all human beings and the environment are worthy of respect and must be treated responsibly. It is in our DNA to do business ethically. We create value and earn profits for our stakeholders ethically and legally. By doing so, we further our vision of building a more cooperative, humane and positive future.





We build long-term relations based on mutual benefit, concern and trust. We recognize that our profits benefit not only our shareholders but also:

- All of us who work for Vesta
- Our tenants
- Our investors
- Our suppliers
- The communities where we operate

We strive to be an example of a socially and environmentally responsible company for all our stakeholders. We are part of an ecosystem in which everyone is connected. In this way, we work with our stakeholders towards the same ultimate goals.

We consider the health and viability of our communities, our country and our planet to be integral to our business. Sustainable development, responsible business practices and respect for human rights are fundamental to our success.

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vesta Message Channels Spirit Respect Integrity Passion Sustainability Committed
Who are we? | What is our purpose? | What is our guiding principle? | What are our values? | How do we practice our values? | Vesta's ten commitments

Vesta's ten Commitments

Please read our Ten Commitments that guide each one of us in our Vesta role.

https://vesta.com.mx/en/asg-10-compromisos

We create and maintain reliable, resilient and sustainable industrial properties. Our real estate creates value for all our stakeholders.

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We value respect.

Our stakeholders inspire us to accept differences, build agreements, respect the environment and communicate in ways that safeguard information.

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Our people | Working environment | Diversity | Workplace safety | Personal data | Confidential | Asset protection | Cybersecurity | Communications

Our people

Thanks to the efforts of everyone who works with us and on our behalf, we are leaders in the industry. We attract multinational companies and the best investors because of the dedication of our people. With this in mind, we continuously improve working conditions. And we take the well-being of everyone who works for or with us seriously.

Our People Q&A

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Our working Environment

We have a positive workplace because we treat everyone with dignity and respect. We supply the resources and tools needed to maintain health, safety and productivity. We enable professional and personal advancement by recognizing and rewarding good performance.

Our employee benefits include health, exercise and wellness programs. We prevent and address psycho-social risk among our employees and comply with Mexican standard NOM-035.

We do not tolerate any form of unlawful discrimination or harassment against anyone. In this way, we show each other respect and adhere to the law. Unlawful discrimination or harassment is based on specific categories protected under the laws of the various localities in which we operate.

The categories vary by locality, but they typically include personal characteristics such as ethnic or national origin, gender, age, disabilities, social status, health conditions, religion, opinions, sexual preferences, marital status or any other characteristics protected by applicable law.

Harassment is unwelcome conduct that creates an intimidating, hostile or offensive environment by targeting an individual's protected category. The conduct can include, for example, verbal, physical, sexual or psychological workplace harassment. We also do not tolerate workplace bullying, threats or intimidation.

We have a confidential Speak Up Vesta Hotline to report and address harassment or bullying. We protect those who have experienced severe work-related trauma by helping them find appropriate care. We distribute workloads fairly, encourage team communication and evaluate performance effectively.

Our Working Environment Q&A

Human Rights

We promote equal opportunities and respect human rights unconditionally. We address any negative impact on human rights that we may have caused or contributed to. We support the Universal Declaration of Human Rights and the UN Guiding Principles on Business and Human Rights We are also a signatory to the UN Global Compact.

For more information, see our:

Human Rights Policy

Human Rights Risks and Action Strategies

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Diversity and inclusion

We recognize the contributions of everyone who works for or with us. This is without regard to, for example, ethnic or national origin, gender, age, disabilities, social status, health conditions, religion, opinions, sexual preferences or marital status. We do not hire, dismiss or promote based on these factors.

We encourage and embrace the diversity of our workforce. We support equal opportunities in hiring and promotions.

Our respect for equal opportunity encourages social mobility for employees and other stakeholders.

By providing fair working conditions, salaries and benefits, we strive to improve the income and well-being of the families of everyone who works for or with us. We create opportunities for disadvantaged communities and everyone in our value chain. We do this without discriminating based on, for example, ethnicity, gender, social status or sexual orientation. This aligns with our strategy of inclusion, education and community development.

As signing members of the Target Gender Equality Program and in accordance with our Diversity, Equality and Inclusion Policy we participate in the global He for She movement. He for She encourages people of all genders to promote gender equality. This includes ending harmful stereotypes, using inclusive language, eradicating violence, assuming responsible parenthood and advancing the status of women within the company.

Disclosure Policy



Resolving Workplace Issues

We use dialogue to resolve workplace conflicts. We have formal communication channels to foster respect, transparency and cooperation among all stakeholders. We conduct a work environment survey every two years. The results help us learn about the opinions of our people.

We also have an internal Ambassador Program. Ambassadors are employees who are elected every two to four years to serve as change agents and liaisons between Vesta's senior management and other employees. Ambassadors conduct periodic meetings with other employees to gather their ideas and address concerns, and they share these matters with senior management to help resolve workplace issues.

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Workplace safety

We keep our workplaces safe by observing all applicable laws on safety and health. This means we ensure that all workers wear and use personal protective gear, and that all safety incidents are reported and responded to quickly and effectively.

We also keep the workplace free from the abuse of alcohol and the use of illegal substances. We do not allow the possession, distribution or sale of such substances on company premises. We will not tolerate the use or abuse of any substance that impairs an employee's faculties during the workday, while on company premises or while at work events.

Workplace Safety Q&A

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Our people | Working environment | Diversity | Workplace safety | Personal data | Confidential | Asset protection | Cybersecurity | Communications

Personal data protection

We keep secure any personal and sensitive information in our care. We restrict access to only those who have specific authorization and need to know. We share it with people outside the company only where appropriate, with, for example, a properly executed confidentiality agreement.

What are examples of personal data?
Personal data is any information concerning an identified or identifiable individual, such as their name, photo or email address.

What are examples of sensitive personal data?
Sensitive personal data covers certain personal characteristics or data where its improper use could cause discrimination or a serious risk for the person, such as information on racial or ethnic origin, health status, genetics, religious, philosophical and moral beliefs, union membership, political opinions and sexual preference.

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Our people | Working environment | Diversity | Workplace safety | Personal data | Confidential | Asset protection | Cybersecurity | Communications

Confidential information

We protect our confidential information and intellectual property and share it only with authorized people on a need-to-know basis.

What is confidential information?
Confidential information is non-public information relating to, for example, strategies, projects and investments, product information and designs, methods, marketing plans, financial information, customer and partner data, organizational charts and intellectual property.



Confidential Information Q&A

What is intellectual property?
Intellectual property refers to creative works, designs or inventions over which an individual or organization may claim ownership. Examples include brands, designs, patents, trademarks, copyrighted materials, trade secrets and software.

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Our people | Working environment | Diversity | Workplace safety | Personal data | Confidential | Asset protection | Cybersecurity | Communications

Asset protection

We are all responsible for protecting Vesta's assets against loss, theft or other misuse so that we can safeguard our assets and our profitability.

We use Vesta's equipment, vehicles, supplies and electronic resources (including hardware, software and data) to conduct business only for Vesta and always consistent with company guidelines. Any issues, such as loss, misuse or theft, must be reported to your manager or the Legal Department.

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Information and cybersecurity

We maintain security systems to safeguard the confidentiality of our physical and digital information.

We are all responsible for cybersecurity. This includes both protecting and using our digital information appropriately. Our Information Protection Policy requires training to identify and avoid digital activity risks.

Artificial Intelligence

We use Artificial Intelligence (AI) carefully as it can cause unintended bias or potentially violate stakeholder privacy rights. We strive to consider all ethical implications of AI technologies and take measures to mitigate any negative impact on our employees and communities. Per our Cybersecurity Policy we endeavor to ensure that our systems are protected against AI risks. For example, throughout the AI lifecycle, from data collection and model development to deployment and monitoring, Vesta will prioritize ethical considerations so that our use of AI systems is done responsibly and contributes positively to society.

For more information, see our

Cybersecurity Policy

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Appropriate Communications

When representing Vesta at events, such as discussion forums, expos, training sessions and the like, keep Vesta's image in mind. This means acting with integrity and protecting Vesta's reputation and prestige.

We respect everyone's right to express themselves on social media, blogs and other Internet sites. Before posting anything about Vesta, however, keep in mind that doing so is a public disclosure.

To protect our confidential information, do not post anything about Vesta on the Internet unless you:

- **Are certain it has already been made available to the public for at least two weeks and is well known.**
- **Are a Vesta spokesperson authorized to disclose such information.**
- **Have otherwise received specific authorization to disclose the information.**

Disclosures of confidential information could violate our confidentiality agreements and/or release trade secrets, destroying their value. Such disclosures may also violate securities laws, acts that come with severe penalties.



We also do not make comments about Vesta on social media or public forums. If you find a violation, do not comment on it yourself. Instead, report it to the Communications Director and Legal Counsel immediately. Consult our Disclosure Policy for guidance.

Disclosure Q&A

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We value integrity.

We are upright, honest people, and we strive to always do the right thing.

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Risk management

Our risk management system ensures compliance with external and internal regulations. This system holds us accountable to regulatory authorities.



We identify risks and maintain action plans to mitigate them.



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Conflicts of interest

A conflict of interest is when our personal interest conflicts, or appears to conflict, with the interests of Vesta.

The decisions that we make on behalf of Vesta must be for the benefit of Vesta. These decisions often involve suppliers, clients or contractors, as well as purchasing or supply matters. If one of your own interests or the interest of someone close to you, such as a friend or family member, may interfere with Vesta's interests, that is a problem. And we:

- Avoid financial or familial ties to a business that competes with Vesta.
- Do not take for our personal benefit any business opportunities that are discovered through Vesta's corporate property or information or our positions at Vesta.
- Do not use company resources, including our time at work and company facilities and supplies, for anything unrelated to Vesta.

We avoid and manage conflicts of interest in all situations, including when hiring suppliers, by disclosing the potential or actual conflict. We make disclosures throughout the year, as the risks of conflicts arise. Plus, annually as a written declaration on a conflict of interest disclosure form. Disclosures of any activity, relationship, financial or other interest that may conflict with those of Vesta may necessitate changes in job duties.

We report actions that may involve a conflict of interest to the Compliance Director. Senior executive officers and directors must disclose to the Chief Legal Counsel any material transaction or relationship that reasonably could be expected to give rise to such a conflict, and the Chief Legal Counsel should notify the Ethics Committee of these disclosures. Conflicts of interests involving the Chief Legal Counsel and directors should be disclosed to the Ethics Committee. Any exception using company resources for something not concerning Vesta must be authorized in writing by the Chief Human Resources Officer.



Conflicts of Interest Q&A →

Personal Relationships within the Company

Employees must disclose their personal relationships, such as family or romantic relationships, with other employees. Such working relationships generally signal a conflict of interest. As such, they may require changes to job duties. When in doubt about the appropriateness of a relationship, consult with the Human Resources Department for guidance. Vesta will act with discretion in such matters.

Personal Relationships Q&A →

Fair competition and antitrust

We endeavor to deal fairly with customers, suppliers, competitors, the public and one another at all times and in accordance with ethical business practices. We do not take unfair advantage of others through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.

Fair Competition and Antitrust Q&A →

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Anti-bribery and anti-corruption

We never bribe or accept bribes from anyone, including government officials. So, we don't offer, provide or accept anything of value to influence anyone's business decision-making or to receive any benefit. We also do not make facilitation payments, which are small payments to expedite routine government actions, such as issuing permits.

We monitor third parties and conduct the appropriate anti-corruption due diligence on them before engaging them. We maintain accurate and complete books and records. Plus, we comply with anti-bribery laws, such as the US Foreign Corrupt Practices Act (the "FCPA"), where applicable.



Who is a government official?

Government officials include politicians, employees of a government agency or a government-controlled company or organization or employees of an international organization, such as the World Bank.

What do we mean by "anything of value"?

It refers to cash, gifts, job offers, donations to a favorite charity, favors or anything else that could be valuable to the recipient.

Everyone doing business for or with Vesta must comply with our Anti-Corruption Policy Contact your manager, the chief integrity officer or the Legal Department for guidance, to report suspected misconduct or if you are unsure whether a certain action would breach anti-bribery law, such as the FCPA. You may also report misconduct to the Ethics Committee. Anyone found violating this policy could face disciplinary action as well as potential civil or criminal liability.

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GIFTS AND ENTERTAINMENT



At Vesta we allow our collaborators to offer and accept gifts and hospitality, as long as they are reasonable, proportional, and do not exceed the limits established in the Gifts, Entertainment and Entertainment Expenses Policy.

Vesta employees may not offer or gifts or hospitality to the same third party or accept gifts of hospitality from the same third party when the accumulated amount of the gifts or hospitality exceeds $4,000 Mexican pesos or $200 US dollars (or equivalent amount) throughout the period of one year.

Collaborators must consider:

- **The value and frequency, the amount, the offeror or recipient and the "moment" of offer or acceptance.**
- **Registering all gifts or hospitality they receive or are going to give in the "Gift, Entertainment and Entertainment expenses Registration Form" and wait for a response from the Compliance department.**

The granting of gifts and/or hospitality of any amount or nature to Public Officials is not permitted.

The collaborator must ensure that any gift of attention offered is not, and cannot be perceived, as a bribe or other inappropriate benefit. Accepting or offering cash gifts of any amount is prohibited. The collaborator may not request gifts or favors; likewise, you must reject any type of gifts or hospitality that do not comply with the law or Vesta's Code and policies.

Before entering a relationship with a third party, the collaborator must ensure that the latter is aware of Vesta's guidelines and Code of Ethics and Business Conduct on Gifts, Entertainment and Entertainment Expenses.

In case of special events or when in the opinion of the Chief Executive Officer there is some justified cause, exceptions to this policy may be made, provided the exception has been authorized in writing by the CEO.

For more information, see the Gift, entertainment, expenses Policy:

Q&A Gifts and Entertainment Expenses →

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Anti-money laundering and Tax evasion

Our Accounting and Treasury Departments are trained to recognize and reverse attempts at money laundering. We play no part in transactions where the assets are the result of crime. These include transactions done to conceal the origin of the funds or to make illegitimate funds appear legitimate. We also adhere to applicable economic sanctions requirements.

We aim to have a positive impact on our communities. We meet this goal by complying with the law. We respect and cooperate with lawful authorities for our own good and that of our country. This means that we pay what we owe in taxes. We practice tax efficiency, not tax evasion. We realize that a fully functional society and economy requires a government that is properly funded.

Anti-Money Laundering and Tax Evasion Q&A →

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Our relationship with the government

Government authorities provide oversight for the establishment and management of our operations. For that reason, we supply full, accurate and timely information for all official processes and procedures.

Under our Anti-Corruption Policy, we neither pay nor accept money, gifts, loans or other favors that might influence business decisions or compromise business judgment. We do not pay bribes or facilitation payments (small payments to expedite routine government actions) to public servants to expedite procedures, such as issuing construction or zoning permits.

Vesta supports your active participation in the political process, but it is to be done on your own behalf, on your own time and using your own funds. We do not support candidates in Vesta's name or use Vesta funds to do so.



Our relationships with government authorities are based on honesty, transparency and legality.

Our Relationship with the Government Q&A →

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Our purpose | Our clients | Our real estate partners | Our suppliers | Our shareholders



We value passion.

We are passionate about what we do and faithful to what we believe in.

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P.29 Passion Our purpose Message Spirit Respect IntegrityChannels Sustainability Committed Our clients Our real estate partners Our suppliers Our shareholders P.30 Passion Our clients Message Spirit Respect IntegrityChannels Sustainability Committed Our real estate partners Our suppliers Our shareholdersOur purpose P.31 Passion Our real estate partners Message Spirit Respect IntegrityChannels Sustainability Committed Our clients Our suppliers Our shareholdersOur purpose P.32 Passion Our suppliers Human RightsPolicies on Anti-Corruption Message Spirit Respect IntegrityChannels Sustainability Committed Our clients Our real estate partners Our shareholdersOur purpose Responsible Sourcing,

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Our purpose | Our clients | Our real estate partners | Our suppliers | Our shareholders

Our shareholders

We develop projects that create value for all our shareholders, regardless of how many shares they own. We treat all our shareholders equally without exception. We manage value creation in the short and medium term to obtain sustainable benefits in the long run. We do not sacrifice our future success for short-term gain.

As a publicly traded company, Vesta must be transparent and accountable to regulatory authorities and our shareholders.

We provide our shareholders with clear information, maintaining responsible and respectful communication. We do not conceal or falsify records or data. We are always willing to listen and to address and respond promptly to their questions, concerns or suggestions. We also protect all their confidential information and personal data.

We follow our agreements and the processes and policies of our Board of Directors to mitigate risks to Vesta. We ensure that all of Vesta's corporate bodies meet the full extent of their responsibilities.

We provide real, objective and timely accounting and financial information. We keep all our books and financial records accurate. Everyone at Vesta shares the responsibility to accurately document our actions and decisions.

If you suspect or discover incorrect information in our accounting or financial reports, you must report it. Notify your manager, the Legal or Financial Department or the Ethics, Audit, Corporate Practices, Investment and/or Debt and Equity Committees.

Our Shareholders Q&A →

We offer our shareholders the best return on their investment.

Insiders Trading

We do not use the non-public information (insider information) of Vesta or other companies to trade in securities, nor do we provide inside information to others, such as family members or friends. In this way, we comply with our Code and the law.

We also do not use Vesta's or other companies' inside information for personal gain. Please refer to our Policy with Respect to Transactions Made with Securities of Corporación Inmobiliaria Vesta, S.A.B. de C.V. by Board Members, Officers and Relevant Employees (Insiders Trade Policy), and contact the Legal Department with any questions about buying or selling securities.

Under the Insiders Trade Policy, Board members, officers and relevant employees who have access to confidential or privileged securities-related information must comply with the policy, applicable securities-related law, provisions and our company control mechanisms. The Legal Department monitors this compliance.

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Our guiding principle | Our commitment



We value sustainability.

We work for change with commitment and a long-term vision, thinking about our legacy for future generations.

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Our guiding principle | Our commitment



Our guiding principle is our love for Mexico

We are building a better Mexico, and we advance its progress in every one of our actions.

We are responsible members of our communities. We strive to maintain transparent relationships and free of corruption with our interest groups. Always We are driven by love for our country and its progress and sustainable development.

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Our guiding principle | Our commitment

Our commitment to the Environment, Society and Governance (ESG)

Environmental sustainability, social investment and corporate governance are fundamental to our guiding principle to build a better Mexico and advance its progress in every one of our actions. These initiatives are central to our strategy and actions.

We contribute to the communities in which we operate and take our membership role in them seriously. We start collaborative projects by engaging in constructive dialogue. We recognize the unique needs of our communities. We appreciate the various cultural, environmental, economic and social contexts of these needs. In other words, we always take human rights, gender equity, inclusion, environmental and transparency criteria into account.

Our Engagement Program furthers accountability with our shareholders. One primary function is to foster constructive dialogue about ESG between Vesta and our main stakeholders.

We build positive, trusting, long-term relationships with our stakeholders.

We are committed to reducing the environmental footprint of both our complexes and our operations. Sustainable development benefits our tenants, the industrial real estate industry and our society as a whole.

We help make our developments resilient by preparing them for global challenges, such as climate change, natural disasters and resource scarcity. Our efforts to care for biodiversity include monitoring our clients' water and carbon footprint to further shared goals.

Our Environmental, Social and Corporate Governance Committee strategizes, verifies compliance with and evaluates our performance regarding social investment, environmental sustainability and governance.



We respect human rights, labor standards and applicable environmental laws.

We are responsible members of our communities. We strive to keep our relations with our stakeholders transparent and free of corruption.

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Our Board of Directors | Our Ethics Committee | How the committee works | Our communication channels | How we investigate

We are committed to our values

We all have a role to play in helping each other remain ethical and in compliance with our values and the law. Doing so builds a better Mexico and improves world around us. We must follow our Code and policies, model integrity and be prepared to speak up about any questions or concerns.

We must also comply with any applicable laws or regulations that apply to our roles and responsibilities. In countries where the applicable law is less restrictive than our Code or our policies, we follow our Code or our policies. If you ever have any questions about any applicable laws or regulations that might apply, please contact the compliance officer.

Unethical conduct and violations of our Code, our policies or the law impact our reputation and our goals for building a better future. Violations can also lead to severe consequences for both the company and employees, including termination of employment and civil and criminal penalties.

Managers have special responsibilities to enact an open-door policy that invites employees to discuss concerns, to explain and model our zero-tolerance for retaliation, and to guide employees toward the resources available to them.

Only the Corporate Practices Committee may approve waivers from our Code for executive officers or directors and other employees, to take advantage of a business opportunity that may correspond to the Company or its subsidiaries, as well as for related parties transactions between the Company and/or its subsidiaries and any relevant people. Any such waiver will be promptly disclosed to Vesta's shareholders and disclosed in Vesta's annual report (on Form 20-F). Amendments to this Code must also be approved by the Board of Directors and disclosed in Vesta's annual report (on Form 20-F).

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Our Board of Directors | Our Ethics Committee | How the committee works | Our communication channels | How we investigate

Our board of Directors

Since our founding, our Board of Directors has worked to follow the best global practices with a long-term vision. These best practices include us committing to responsible governance, human rights, gender equity and inclusion.



"As members of the Vesta Board of Directors, we reiterate our commitment to act professionally and with integrity. This means that we work within a legal and ethical framework to guide the company toward the highest standards of quality, service, competitiveness and profitability.

We direct Vesta in strict accordance with all applicable laws, standards, regulations, policies and procedures. We envision a sustainable long-term future for the business and its stakeholders.

Through lawful compliance and in keeping with our vision of sustainability, we execute our duties. We ensure that shareholders' decisions are duly enforced and establish general policies for Vesta."

Lorenzo Berho Corona
President of the Board of Directors



Our committees are chaired by independent board members, and each meets at least once a year.

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vesta Message Channels Spirit Respect Integrity Passion Sustainability Committed
Our Board of Directors | Our Ethics Committee | How the committee works | Our communication channels | How we investigate

Our Ethics Committee

The Ethics Committee encourages a culture of integrity at Vesta. Committee members learn about Vesta's Code and policies, and also apply them to their work. Each case they receive contains lessons that inform and improve our culture of integrity.

If you have a question or ethical dilemma about a situation at Vesta, consult with your manager or the Compliance Director. Resolve any doubts before acting.

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vesta Message Channels Spirit Respect Integrity Passion Sustainability Committed
Our Board of Directors | Our Ethics Committee | How the committee works | Our communication channels | How we investigate

How the committee works

The Ethics Committee meets as often as necessary and reports the status of their cases to the Chairman of the Board.

The Ethics Committee does not impose discipline; this is the responsibility of Vesta's officers.

VESTA
Message | Channels | Spirit | Respect | Integrity | Passion | Sustainability | Committed
Our Board of Directors | Our Ethics Committee | How the committee works | Our communication channels | How we investigate

Our communication channels

To speak up about any issues, please do so using the guidance and contacts here.

You may also promptly report any concerns to your manager, the Chief Legal Counsel or the Compliance Director, or, in the case of accounting, internal accounting controls or auditing matters, the Audit Committee of the Board of Directors.



If you have any concerns that a senior executive officer or director has committed a violation of ethics, laws, rules, regulations or this Code, you should report them promptly to the Chief Legal Counsel, who will notify the Ethics Committee of any violation. Any concerns involving the Chief Legal Counsel should be reported to the Ethics Committee.

You may also report concerns to other agencies, such as governmental agencies, where applicable.

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VESTA
Message | Channels | Spirit | Respect | Integrity | Passion | Sustainability | Committed
Our Board of Directors | Our Ethics Committee | How the committee works | Our communication channels | How we investigate

How we investigate

The Ethics Committee considers all complaints fairly and takes the appropriate action. We recommend submitting any evidence related to the complaint and signing the report. You may also submit your complaint anonymously, if permitted by applicable laws. If you are reporting anonymously, please provide enough information about your concern so that we can investigate it. In any case, the Ethics Committee maintains confidentiality to the fullest extent of the law.

Vesta does not tolerate any retaliation against someone who makes a report in good faith. The same applies to anyone who cooperates with or participates in any investigation.

We investigate all reports. Discipline for violating the Code may include a written reprimand, dismissal or criminal charges where applicable.



Everyone at Vesta must set an example by complying with our code and keeping stakeholders aware of it at all times.

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VESTA

VESTA'S CODE OF ETHICS & BUSINESS CONDUCT

Building Together for a Better Future.